Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 14, 2017 between Howard Bank (the “Bank” or “Employer”), a Maryland-chartered trust company, and Robert D. Kunisch, a resident of the State of Maryland (the “Executive”).

RECITALS

A.            Howard Bancorp, Inc., Howard Bank and First Mariner Bank have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Merger Agreement”), pursuant to which First Mariner Bank shall be merged with and into Howard Bank (the “Merger”).

B.            The Executive and First Mariner Bank previously entered into an Amended and Restated Employment Agreement, effective May 1, 2017 (the “Key Employment Agreement”).

C.            The Bank desires to employ the Executive following the Merger pursuant to the terms of this Agreement, and the Executive desires to be so employed.

D.            If the Merger Agreement is terminated prior to the consummation of the Merger in accordance with its terms, this Agreement shall be of no force or effect.

NOW, THEREFORE, in consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.	DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms will have the meaning set forth below:

1.1	“Agreement” means this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2
“Affiliate” means any business entity which controls the Employer, is controlled by or is under common control with the Employer.  Unless the context requires otherwise, the term “Employer” used in this Agreement shall include all Affiliates.

1.3	“Area” means the geographic area within a radius of 20 miles of any office or facility maintained by the Employer from time to time during the Term (as defined below).

1.4	“Board” means the board of directors of the Bank.

1.5	“Business of the Employer” means all banking and financial products and services that are offered by the Employer during the Term.

1.6	“Cause” means any of the following events or conduct preceding a termination of employment initiated by the Employer:

(a)
any act on the part of the Executive that constitutes, in the reasonable judgment of the Board, fraud or dishonesty toward the Employer, toward any employee, officer or director of the Employer, or toward any person doing business  with  the Employer;

(b)
the conviction of the Executive of any felony or any other crime involving moral turpitude (including a plea of nolo contendere) or an indictment or criminal charge for such crime, if, in the judgment of the Board, such indictment or charge materially interferes with the Executive’s discharge of his employment duties or obligations under this Agreement;

(c)
the Executive’s diversion of any business opportunity from the Employer, or the Executive’s entering into any transaction or contractual relationship with, or  on behalf of, the Employer without the prior written consent of the Board, which constitutes a conflict of interest, impermissible self-dealing, or other violation of the Employer’s policies or code of conduct; provided, however, such conduct will not constitute Cause unless the Board delivers to the Executive written notice setting forth (1) the conduct deemed to qualify as Cause, (2) reasonable remedial action that might remedy such objection, and (3) a reasonable time (not less than 30 days) within which the Executive may take such remedial action, and the Executive has not taken the specified remedial action with the specified  reasonable time;

(d)	the Executive breaches any of the covenants contained in Sections 5, 6, 7 or 8 hereof;

(e)	the Executive fails to discharge his material duties and obligations contained in this Agreement;

(f)
the Executive engages in willful misconduct, including sexual harassment or abuse of alcohol or drugs, which materially and adversely affects the Executive’s performance of his employment duties or materially endangers the reputation of the Bank or Company; or

(g)
conduct by the Executive that results in removal of the Executive as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

1.7	“Change in Control” means the first to occur of any one of the following events after the Effective Date:

(a)
the acquisition by any person, persons acting in concert or by an entity of the then outstanding voting securities of either the Bank or the Company, if, as the result of the transaction, the acquiring person, persons or entity owns securities representing more than 50% of the total voting power of the Bank or the Company, as the case may be;

(b)
within any 12-month period (beginning after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such 12-month period (the “Incumbent Directors”) cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; provided further that any director who is elected in connection with the Merger shall be deemed to be an Incumbent Director;

(c)
the approval by the stockholders of either the Bank or the Company of a reorganization, merger, tender offer, exchange offer or consolidation, with respect to which those persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entities; or

(d)	the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party.

1.8	“Code” means the Internal Revenue Code of 1986, as amended.

1.9	“Company” means any entity that, on or after the Effective Date, controls the Bank.

1.10	“Company Information” means Confidential Information and Trade Secrets.

1.11
“Confidential Information” means data and information relating to the Employer’s business (which does not rise to the status of a Trade Secret) that is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which (a) has value to the Employer and is not generally known to its competitors, or (b) which is confidential to third parties and entrusted to Employer or Executive, as a consequence of or through his relationship to the Employer, by or on behalf of third parties.  Confidential Information does not include any data or information that: (i) the Executive can show was already lawfully known to the Executive prior to the Executive’s receipt of the Confidential Information from the Employer; (ii) the Executive can show was independently developed by the Executive without use of, or reliance upon, any of the Confidential Information; (iii) is publicly available or becomes publicly available without breach of this Agreement by the Executive; (iv) is rightfully received by the Executive from a third party who is not under a duty of confidentiality to the Employer; or (v) is disclosed by the Executive with the Employer’s prior written approval.

1.12	“Effective Date” means the Closing Date (as defined in the Merger Agreement).

1.13
“Employer Materials” means embodiments of Company Information, such as documents, media, electronic copies, or other items containing Company Information, including all work product, deliverables, works of authorship, inventions (whether patentable or not), results, documentation and other materials developed, conceived, reduced to practice or otherwise made by Executive as a result of or in connection with Executive’s services to Employer including employment with the Employer’s predecessor, First Mariner Bank.

1.14	“Federal Deposit Insurance Act” means the Federal Deposit Insurance Act of 1950, as amended.

1.15	“Good Reason” means the existence of any of the following conditions preceding a termination of employment initiated by the Executive:

(a)	a material diminution in the powers, responsibilities or duties of the Executive hereunder;

(b)	a material breach of the terms of this Agreement by the Employer;

(c)
a change in the location of the principal office of the Executive more than 20 miles from its existing location, which the Employer and Executive hereby agree to be a material change in the location at which the Executive provides services under this Agreement; provided, however, that any change in connection with a relocation of First Mariner Bank or the Bank contemplated by the Merger Agreement shall not be the basis for Good Reason;

(d)	a material reduction in the Executive’s Base Salary, as defined in Section 4.1(a) hereof, other than an across-the-board reduction for all senior executives; or

(e)	the Employer’s election not to extend the Agreement, as described in Section 3.1;

provided, however, that no termination of employment that is triggered by any conduct or event described in this Section 1.15 shall constitute a termination of employment for Good Reason unless (i) the termination occurs within one year following the initial existence of one or more of the conditions set forth above, and (ii) the Executive has first provided the Employer with the opportunity to cure the event or conduct by giving the Employer a written notice within 90 days of the initial existence of one or more of the conditions set forth above describing in sufficient detail the Executive’s belief that a Good Reason exists, the Employer fails to cure the condition prior to the expiration of a 30-day cure period, beginning with the date such notice is received by the Employer, and Executive terminates employment within 30 days following the expiration of the cure period.

For the avoidance of doubt, neither the Merger nor any organizational changes or changes in Executive’s role in connection therewith shall give rise to Good Reason.

1.16
“Permanent Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.  Permanent Disability shall also include a determination of disability that qualifies the Executive for receiving payments under any long-term disability insurance policy maintained by the Employer under which the Executive is entitled to benefits, provided that the definition of disability applied under that policy complies with the requirements of Treasury Regulation § 1.409A-3(i)(4).

1.17
“Trade Secrets” means information, such as technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers, which:

(a)
derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)	is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

	1.18	“Treasury Regulation” means 26 C.F.R., the regulations promulgated under the Code.

2.	DUTIES.

2.1
The Executive shall be employed as President of the Bank and President of the Company, shall report to and be subject to the direction of the Chief Executive Officer, and must perform and discharge well and faithfully the duties which may be assigned to the Executive from time to time by the Employer in connection with the conduct of its business.  The Bank anticipates, but makes no assurances that, commensurate with Executive’s role as President, the Company will include Executive on the recommended slate of directors presented to the stockholders at each stockholders meeting during the Term pursuant to which Executive's term as a director would expire unless nominated and re-elected.

	2.2	In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive must:

(a)
devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)	diligently follow and implement all management policies and decisions communicated to the Executive by the Chief Executive Officer and the Board;

(c)	timely prepare and forward to the Chief Executive Officer and to the Board all reports and accounting as may be requested of the Executive; and

(d)	act in the best interest of the Employer and protect the business and reputation of the Employer.

2.3
The Executive must devote the Executive’s entire business time, attention and energies to the Employer’s business and must not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this will not be construed as preventing the Executive from:

(a)
investing the Executive’s personal assets in businesses which are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which the Executive’s participation is solely that of an investor;

(b)
passive ownership of securities in any corporation whose securities are regularly traded provided that such purchase will not result in Executive collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

(c)
participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching, subject to any directions or limitations that might be established by the Chief Executive Officer and the Board from time to time.

3.	TERM AND TERMINATION.

3.1
Term.  The initial term of this Agreement will commence on the Effective Date and continue until March 31, 2021. Commencing on March 31, 2021, and continuing on each March 31st thereafter (in each case an “Anniversary Date”), this Agreement shall be extended for one additional year unless written notice that the Agreement will not be extended is provided to the Executive at least 60 days prior to such Anniversary Date.  The initial term and any extensions thereof made pursuant to this Section 3.1 are referred to as the “Term.”  The Employer’s election not to extend this Agreement shall not constitute termination of the Executive’s employment for purposes of this Agreement, but may constitute “Good Reason” as set forth herein.

3.2	Termination. The employment of the Executive under this Agreement may be terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:

	3.2.1	By the Employer:

(a)
for Cause at any time, upon written notice to the Executive, (such notice and termination may be immediate, except as provided in Section 1.6(c)), in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of the termination; or

(b)
without Cause at any time, upon written notice to the Executive, in which event the Employer will be required to make the termination payments (i) under Section 3.7(b) if the termination is effective within 12 months following a Change in Control or (ii) otherwise under Section 3.7(a).

3.2.2	By the Executive:

(a)
for Good Reason as provided in Section 1.15, in which event the Employer will be required to make the termination payments (i) under Section 3.7(b) if the termination is effective within 12 months following a Change in Control or (ii) otherwise under Section 3.7(a); or

(b)
without Good Reason, with 30 days’ written notice, in which event the Employer will have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.3
By the Executive within 12 months following a Change in Control; provided that the Executive gives at least 30 days’ prior written notice to the Employer of the Executive’s intention to terminate employment with such resignation to be effective immediately at the end of such 30-day period, in which event the Employer will have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.4
At any time upon mutual, written agreement of the parties, in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

3.2.5
Immediately upon the Executive’s death, in which event the Employer will have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination.

3.2.6
By either the Employer or the Executive upon the Permanent Disability of the Executive, in which event the Employer will be required to make the termination payments described under Section 3.7(a); provided that such payment obligations shall be reduced if and to the extent that the Executive receives payments under any disability insurance or other program maintained by the Employer.

3.3
Effect of Termination.  Termination of the employment of the Executive pursuant to Section 3.2 will be without prejudice to any right or claim that may have previously accrued to either the Employer or the Executive hereunder and will not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

3.4
Suspension With Pay.  Nothing contained herein will preclude the Employer from releasing the Executive of the Executive’s normal duties and suspending the Executive, with pay, during the pendency of any investigation or examination to determine whether or not Cause exists for termination of the Executive.  The application of this Section 3.4 shall not constitute “Good Reason” in connection with any termination of the Executive’s employment by the Executive, and shall not entitle Executive to the termination payments set forth in Section 3.7.

3.5
Suspension Without Pay.  If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act or if Executive personally becomes subject to an enforcement proceeding under section 8(b) or (c) of the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement will be suspended as of the date of service thereof, unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Employer may in its sole discretion:

(a)	pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and/or

(b)	reinstate (in whole or in part) any of its obligations that were suspended.

The application of this Section 3.5 shall not constitute “Good Reason” in connection with any termination of the Executive’s employment by the Executive, and shall not entitle Executive to the termination payments set forth in Section 3.7.

3.6	Other Regulatory Requirements.

(a)
If (i) the Bank is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, (ii) the Federal Deposit Insurance Corporation (or its successor) (the “FDIC”) or a court appoints a conservator or receiver for the Bank or (iii) the Commissioner of Financial Regulation for the State of Maryland takes possession of the Bank, then all obligations under this Agreement will terminate as of the date of such default, but no vested rights of the Executive will be affected.  Further, all obligations under this Agreement will be terminated, except, to the extent it is determined that continuation of the Agreement is necessary for the continued operation of the Bank:

(i)
by the Board of Directors (the “Board”) of the FDIC or its designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or

(ii)
by the Board or its designee, at the time the Board or its designee approves a supervisory merger to resolve problems relating to the operation of the Bank or when the Bank is determined by the Board or its designee to be in an unsafe or unsound condition.

(b)
If any payment hereunder is determined to violate any regulatory requirement applicable to the Employer, the Employer may decline to make such payment or amend the amount or timing of such payment to comply with such regulatory requirements, including the requirements of 12 U.S.C. 1828(k) and 12 C.F.R. part 359.

(c)	The application of this Section 3.6 shall not constitute “Good Reason” under this Agreement and shall not entitle Executive to the termination payments set forth in Section 3.7.

3.7	Termination Payments.

(a)
In the event and only in the event that the Executive’s employment is terminated by the Employer pursuant to Section 3.2.1(b) or by the Executive pursuant to Section 3.2.2(a) and a Change in Control has not occurred within the prior 12 months, or Executive’s employment is terminated pursuant to Section 3.2.6, then, subject to the requirements of Section 3.8 and the offset in Section 3.2.6 in the case of Permanent Disability, in addition to any amounts due and owing to the Executive under Section 4, commencing within 60 days following the effective date of such termination the Employer will pay to the Executive as severance pay and liquidated damages a monthly amount equal to 1/12th of the sum of (i) the Executive’s average Base Salary (as defined below) during the current and two prior fiscal years (whether paid by the Employer or by First Mariner Bank) and (ii) the average bonus paid to the Executive by the Employer (or First Mariner Bank) during the current and two prior fiscal years, for a period equal to the greater of (A) the remaining Term or (B) one year.

(b)
In the event and only in the event that a Change in Control has occurred and within 12 months following such Change in Control the Executive’s employment is terminated by the Employer pursuant to Section 3.2.1(b) or by the Executive pursuant to Section 3.2.2(a), then, subject to the requirements of Section 3.8, the Executive shall be entitled to payment of any amounts due and owing to the Executive under Section 4 on the effective date of such termination and an amount equal to 2.99 times the sum of (i) the Executive’s average Base Salary (as defined below) during the current and two prior fiscal years (whether paid by the Employer or by First Mariner Bank) and (ii) the average bonus paid to the Executive by the Employer (or First Mariner Bank) during the current and two prior fiscal years, such payment to be made in equal monthly installments over a 12-month period with payments commencing within sixty (60) days following the Executive’s termination of employment.  In addition, subject to the requirements of Section 3.8, to the extent permitted under applicable law and as would not subject Employer or its plans to any nondiscrimination tax or penalty, Employer shall continue the Executive’s medical coverage for a period of 18 months following the Executive’s termination at the same level as available to employees of the Employer.

(c)
Notwithstanding the foregoing, if the Executive is a specified employee within the meaning of Section 409A of the Code, no amount payable under Section 3.7(a) or (b) shall be paid before the date that is six months after the effective date of termination of employment, or, if earlier, the date of the Executive’s death, except to the extent that this Agreement may permit payments within that period without causing any amount payable pursuant to this Agreement to be included in the Executive’s gross income pursuant to Section 409A(a)(1)(A) of the Code prior to the year in which the payments are received by the Executive.  Any payment deferred under this Section 3.7(c) shall be paid without interest on the Employer’s first normal payroll date after the six-month date or the date of the Executive’s death, as applicable.

(d)
Notwithstanding the foregoing, no success bonus or other bonuses paid to Executive in connection with the Merger or value of any 2017 annual bonus that exceeded the greater of Executive’s 2015 bonus and 2016 bonus will be taken into account for purposes of the calculations in this Section 3.7.

(e)	For purposes of this Section 3.7, a Change in Control means either (i) the Merger or (ii) a “Change in Control” as defined in Section 1.17 above.

3.8
Conditions and Release.  Notwithstanding any other provision of this Agreement, the Executive’s rights to any payment described in Section 3.7 is conditioned upon the Executive executing and not revoking a valid release agreement in substantially the form attached hereto as Exhibit A, with appropriate updates, including for changes in applicable law (the “Release”), within the time periods set forth therein, releasing the Bank and the Company and their affiliates from any and all liability in connection with Executive’s employment.  Any payments due under Section 3.7 for the first period after termination and before the Release becomes effective shall be paid with the first payment after the Release becomes effective.  If the period during which Executive has discretion to execute or revoke the Release straddles two calendar years, the Employer shall make or commence payments conditioned on the Release no earlier than January 1st of the second calendar year, regardless of which year the Release becomes effective.  Executive’s rights to the payments described in Section 3.7 are further conditioned on Executive’s material compliance with Sections 5, 6, 7 and 8 of this Agreement.  In the event that Executive materially breaches such obligations, the Company’s obligation to pay Executive any additional payments under Section 3.7 will cease immediately.

3.9
Calculation of Payment Amount; Certain Adjustments of Payment Amount.  If it is determined that any payment or distribution by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) is subject to the limitations of section 280G of the Code (a “Parachute Payment”), the following provisions will apply:

(a)	If the aggregate present value of Parachute Payments is less than or equal to the 280G limit, then no adjustment to the amount of such Parachute Payments shall be made.

(b)
If the aggregate present value of Parachute Payments is greater than the 280G limit, such Parachute Payments shall be reduced to an amount which is $1.00 less than an amount equal to 2.99 times the Executive's "base amount" as determined in accordance with Section 280G of the Code (the "Threshold Amount"), unless the after-tax benefit to the Executive if he received the total Parachute Payments (taking into account all federal, state and local income taxes based on the highest marginal tax rates, employment-related taxes (including Social Security and Medicare taxes), and the excise tax imposed by Section 4999 of the Code on the excess parachute payments) is greater than the after-tax benefit to the Executive if he received the Threshold Amount (taking into account all federal, state and local income taxes based on the highest marginal tax rates, and employment-related taxes (including Social Security and Medicare taxes) on the Threshold Amount).

 For purposes of this Section 3.9, “present value” shall be determined in accordance with Code section 280G(d)(4), and the “280G limit” is the amount that can be paid under this Agreement or otherwise without causing any amount to be nondeductible under Code Section 280G or subject to excise tax under Code section 4999. All determinations required to be made under this Section 3.9, including the aggregate present value of Parachute Payments, whether a reduction is required under Section 3.9(b) and the amount of such reduction, shall be made in reasonable good faith by the Company’s Chief Financial Officer (or senior executive of the Company having responsibility for the Company’s accounting function) or his or her designee, who shall provide detailed supporting calculations both to the Employer and the Executive within 10 business days of Executive’s termination of employment (or such other relevant payment triggering date).

4.	COMPENSATION AND BENEFITS.

	4.1	Compensation. The Executive will receive the following compensation:

(a)
Base Salary.  During the Term, the Executive will receive a base salary at the rate of $373,375 per annum, payable in substantially equal installments in accordance with the Bank’s regular payroll practices (“Base Salary”).  The Executive’s Base Salary will be reviewed by the Board (or a committee of the Board comprised solely of disinterested members, hereinafter the “Committee”) annually, and the Executive will be entitled to receive annually an increase in such amount, if any, as may be determined by the Board or the Committee.

(b)
Incentive Compensation.  The Executive will be entitled to participate in such bonus, incentive and other executive compensation programs as are made available to executive management of the Employer from time to time, including the Howard Bank Executive Incentive Plan.

4.2
Business Expenses; Memberships.  The Employer agrees to reimburse the Executive for (a) reasonable business (including travel) expenses incurred by the Executive in the performance of the Executive’s duties hereunder and (b) the dues and business related expenditures, including initiation fees, associated with membership in professional associations which are commensurate with the Executive’s position; provided, however, that the Executive must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.  Employer agrees that fees associated with memberships with Center Club and Baltimore Country Club will be reimbursable under this provision.

4.3
Vacation.  On a non-cumulative basis the Executive will be entitled to vacation in each year of this Agreement in accordance with the  Bank’s vacation policy as then in effect, during which the Executive’s Base Salary will be paid in full.

4.4
Benefits.  In addition to the Base Salary and bonus, the Executive will be entitled to such benefits as may be available from time to time for employees of the Employer.  All such benefits will be awarded and administered in accordance with the Employer’s standard policies and practices and may be modified or terminated at any time in the Employer’s discretion.  Such benefits may include, by way of example only, health, dental, vision, profit-sharing plans, retirement, and disability insurance benefits and such other benefits as the Employer deems appropriate.  In addition to the benefits described in this Section 4.4, Employer shall provide, and shall pay the premiums for, a $500,000 term life insurance policy for Executive.

	4.5	Car Allowance. Employer shall pay the Executive $750.00 per month as a car allowance.

4.6
Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

4.7
Merger Payment. Within 60 days following the closing of the Merger (the “Closing”), the Employer will pay Executive a cash payment equal to 2.99 times the Executive’s Base Salary and the higher of the annual bonus paid in the two calendar years immediately preceding the calendar year in which the Closing occurs, subject to (a) Executive’s continuous employment through the date of payment, and (b) Executive entering into, and not revoking, a copy of the Release within the time periods set forth therein, releasing the Bank and the Company and their affiliates from any and all liability (other than Executive’s ongoing rights under this Agreement). Notwithstanding the foregoing, if the Closing occurs in 2018, no value of any 2017 annual bonus that exceeded the greater of Executive’s 2015 bonus and 2016 bonus will be taken into account for purposes of the calculations in this Section 4.7.  Such payment shall be subject to Section 3.9. For avoidance of any doubt, the references to Base Salary and annual bonuses in this Section 4.7 refer to the Base Salary and annual bonuses paid to the Executive by Executive’s predecessor employer, First Mariner Bank.

5.	COMPANY INFORMATION AND EMPLOYER MATERIALS.

5.1
Ownership of Information and Materials.  All Company Information received or developed by the Executive while employed by the Employer (including employment with the Employer’s predecessor, First Mariner Bank) will remain the sole and exclusive property of the Employer.  Executive shall promptly disclose to Employer all Employer Materials, and Executive agrees that all Employer Materials consisting of copyrightable subject matter is, to the extent permitted by law, ‟work made for hire” within the meaning of the copyright laws of the United States, and that the Employer is and shall be the sole author of such Employer Materials and the sole owner of all intellectual property or proprietary rights, including, but not limited to, rights available under patent, copyright, trade secret or trademark law, or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world (“Intellectual Property”) therein.  To the extent that any Employer Materials are not “work made for hire” or otherwise owned by the Employer by operation of law, Executive hereby irrevocably assigns to Employer, for no additional consideration, all of Executive’s right, title and interest worldwide in and to any and all Employer Materials and all Intellectual Property therein.

5.2	Confidentiality Obligations of the Executive.

5.2.1
Executive understands and acknowledges that during the course of employment by the Employer, he will have access to and learn about Company Information. Executive further understands and acknowledges that such Company Information and the Employer’s ability to reserve the Company Information for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Company Information by Executive shall cause the Employer irreparable harm, for which remedies at law will not be adequate, and may also cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages or criminal penalties.

5.2.2
Executive understands and agrees that Company Information developed by Executive in the course of Executive’s employment by Employer shall be subject to the terms and conditions of this Agreement as if Employer furnished such Company Information to Executive in the first instance.

5.2.3
Nothing herein shall be construed to grant any right or license to Executive in or to any Company Information or Employer Materials other than the right to use such Company Information and Employer Materials on behalf of the Employer in accordance with the terms hereof.  Employer shall not cause or permit any reverse engineering, decompilation or disassembly of any Company Information or Employer Materials.  Executive shall, during the course of his employment, adopt and maintain programs and procedures which are reasonably calculated to protect the confidentiality of the Company Information and Employer Materials and shall be responsible to the Employer for any disclosure or misuse of the Company Information and Employer Materials which results from a failure to comply with this Agreement.

5.2.4
Executive understands and agrees that the Employer has or will receive Confidential Information from third parties that may be subject to additional limitations or restrictions beyond those set forth herein.  Executive agrees to comply with all such additional limitations and restrictions.

5.2.5
The Executive agrees (a) to hold Company Information in strictest confidence and to use the Company Information solely for the benefit of the Employer, (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof, except under similar obligations of confidentiality as set forth herein and solely to the extent necessary for the Executive to carry out his authorized duties to the Employer, (c) not to use the Company Information for Executive’s own benefit without written consent of the Employer, and (d) not to take or fail to take any action with respect to Company Information that would result in any Company Information losing its character or ceasing to qualify as Company Information or a Trade Secret.  The Executive may disclose Company Information to employees or other consultants providing services to the Employer to the extent such disclosure is reasonably necessary and appropriate in connection with the Executive’s performance of his authorized duties to the Employer, and provided such disclosure is not inconsistent with any instruction by the Employer.  Nothing in this Agreement shall be construed to prevent disclosure of Company Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of the disclosure required by such law, regulation or order.  In the event that the Executive is required by law, regulation or order to disclose any Company Information, the Executive will promptly provide written notice of any such requirement to the Employer’s general counsel and, to the extent permitted by applicable law, regulation and order, sufficiently in advance of making any disclosure to permit the Employer to contest the requirement to disclose such Company Information or to seek confidentiality protections, in the Employer’s sole discretion.   To the extent permitted by applicable law, regulation and order, the Executive shall not make such disclosure unless (and then only to the extent that) the Executive has been advised by the Employer’s legal counsel that such disclosure is required by law.  This Section 5.2 will survive the termination of employment with respect to Confidential Information for so long as it remains Confidential Information, but for no longer than three (3) years following termination of employment.  This Section 5.2 will survive termination of employment with respect to Trade Secrets for so long as is permitted by the then-current Maryland Trade Secrets Act.

5.3
Non-Disparagement.  The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of three (3) years from and after the effective date of such termination, the Executive will not make, publish or communicate, or encourage others to make, publish, or communicate, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or its Affiliates, any of their respective businesses, products, services or activities, or any of their respective current or former officers, directors, managers, employees or agents.  This Section 5.3 shall not prohibit Executive from providing truthful testimony in response to a validly issued subpoena.

5.4
Notice of Immunity/Defend Trade Secrets Act.  Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure or trade secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Executive is not required to seek permission of Employer or to notify Employer prior to making such disclosures or participating in such investigation.  If Executive files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, Executive may disclose Employer’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret except pursuant to court order.

5.5
Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon termination of employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including all Company Information then in the Executive’s possession or control.

6.
NON-COMPETITION.  The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of one (1) year from and after the effective date of such termination, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7.
NON-SOLICITATION OF CUSTOMERS.  The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of one (1) year from and after the effective date of such termination, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s customers for purposes of providing products or services that are competitive with those provided by the Employer; for purposes of this Section 7, “customers” includes actively sought prospective customers, if during the prior 12 months of the Executive’s employment, (a) the Executive has or had material contact with such prospective customer or (b) Executive has or had knowledge or information about any actual or planned research, analysis, offer or communication by Employer concerning such prospective customer.

8.
NON-SOLICITATION OF EMPLOYEES.  The Executive agrees that during the Term hereunder and, in the event of the Executive’s termination of employment for any reason, during the period of (1) year from and after the effective date of such termination, the Executive will not, except for Executive’s Administrative Assistant, within the Area, on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee with whom Executive worked or had a direct or indirect reporting relationship, whether or not such employee is a full-time employee or a temporary employee of the Employer and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.  For purposes of this Section 8, “employee” includes any current employee of the Employer and any employee who terminated employment with the Employer for any reason within the previous six months.

9.	ACKNOWLEDGMENT AND REMEDIES.

9.1
The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants.  Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer will be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, will be cumulative.  The Executive further acknowledges and agrees to the reasonableness of the covenants in Sections 5 through 8, including with respect to the geographic area and duration of time which are a part of said covenant.  It is the express intent of the Parties that the Area as defined herein is the area where the Executive performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Executive’s employment hereunder.  The Executive also acknowledges and agrees that this covenant will not impair the Executive from becoming gainfully employed, or otherwise earning a livelihood following termination of employment with Employer.  The Executive also acknowledges and agrees that this Agreement is supported by adequate consideration through Executive’s employment or continued employment with Employer pursuant to this Agreement, and the benefits hereunder.  The Employer would not have entered into this Agreement or agreed to share the Confidential Information with Executive if Executive did not agree to the covenants in Sections 5 through 8.

9.2
While the parties agree that the covenants in Sections 5 through are 8 are each reasonable and necessary, if any restriction set forth in any such section is found by any court of competent jurisdiction to be unenforceable (for example, because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area), this Agreement shall be deemed amended to the extent necessary to render the otherwise unenforceable restriction, and the rest of the Agreement, valid and enforceable.

9.3	Executive’s obligations under each of Section 5, Section 6, Section 7 and Section 8 are independent, separable, and enforceable independent of each other.

10.
SEVERABILITY.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.
NO SET-OFF BY THE EXECUTIVE.  The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.
NOTICE.  All notices and other communications required or permitted under this Agreement will be in writing and, if mailed by prepaid first-class   mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or  overnight courier, in which event the notice will be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement must be given to the parties hereto at the following addresses:

If to the Employer:

Howard Bancorp, Inc.
6011 University Blvd.
Suite 370
Ellicott City, MD 21043
Facsimile Number:  (410) 750-8588
Attention: Mary Ann Scully

With a copy to:

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Facsimile Number: (202) 778-5988
Attention: Michael P. Reed
                                                                Email: mreed@cov.com

If to the Executive:

Robert D. Kunisch, Jr.
12997 Jerome Jay Drive
Cockeysville, Maryland 21201

13.
ASSIGNMENT. PARTIES BOUND.  Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto, except that the Bank may assign this Agreement to an Affiliate or successor without the Executive’s consent.  The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.  Nothing herein expressed is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement, except that Affiliates of the Bank are intended as express beneficiaries of this Agreement.

14.
WAIVER.  A waiver by the Employer of any breach of this Agreement by the Executive will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.
ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by binding arbitration in the Area before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association.  The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature.  Judgment on the award may be entered in any court having jurisdiction.  The decision of the arbitrator will be final and binding on the parties, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Notwithstanding the foregoing, nothing in this Section 15 shall limit the right of the Employer to seek equitable relief under Section 9 (Acknowledgements and Remedies).

16.
APPLICABLE LAW.  This Agreement will be construed and enforced under and in accordance with the laws of the State of  Maryland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.  The  parties agree that any appropriate state court located in Howard County, Maryland, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy.  The parties consent to the jurisdiction of such courts, subject to the requirement to arbitrate set forth in Section 15.

17.
INTERPRETATION.  This Agreement shall be deemed drafted equally by both the Employer and the Executive.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

18.
SECTION 409A.  The parties intend that the provisions of this Agreement comply with or be exempt from section 409A of the Code and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.  Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treasury Regulation § 1.409A-3(i)(1)(iv). To the extent necessary to avoid a violation of Section 409A, an event will only constitute a “Change in Control” within the meaning of this Agreement if such event also qualifies as a change in control event within the meaning of Section 409A.

19.
ENTIRE AGREEMENT.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement.  No amendment or modification of this Agreement will be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties.  All prior understandings and agreements relating to the subject matter of this Agreement, including the Key Employment Agreement, are hereby expressly terminated and superseded.

20.
EFFECTIVENESS.  This Agreement shall become effective only upon the consummation of the Merger, at which time this Agreement shall supersede any and all agreements between Executive and First Mariner Bank, including the Key Employment Agreement.  If the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the closing date of the Merger, this Agreement shall become null and void in all respects.

21.
SURVIVAL.  The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 will survive the termination of the employment of the Executive hereunder for any reason for the period designated under each of those respective sections.

[Signature  Page Follows]

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Employer:

HOWARD BANK

By:	/s/ Mary Ann Scully
Mary Ann Scully
Chief Executive Officer

Executive:

/s/ Robert D. Kunisch, Jr.
Robert D. Kunisch, Jr.